Registration No. 333-14459
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 5 Dated May 22, 1997 (To Prospectus dated November 18, 1996)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $50,000,000

Price to Public:    100%          Proceeds to HFC:  100%

Issue Date:    May 28, 1997       Stated Maturity:  May 28, 1998

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on May 23, 1997.

Interest Rate Basis:     Prime Rate.

Spread or Spread Multiplier:  Minus 2.78%  (- 278 basis points)

Interest Payment Dates:  On the 28th of February, May, August and
     November, commencing August 28, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
     Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
     Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:  Not Applicable.

Agent's Commission or Discount:  Not Applicable.

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